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                                                                   EXHIBIT 10.18

[CAPELLA EDUCATION COMPANY LETTERHEAD]

April 16, 2001

Dr. Mike Offerman
5887 Tree Line Drive
Madison, WI 53711

Dear Mike:

We are pleased to extend you an offer of employment with Capella Education Company for the position of President and Chief Executive Officer of Capella University. This is a corporate officer position with Capella Education Company. You will also hold the title of Senior Vice President. This position has a dual reporting relationship. You will report to the Capella University Board of Directors with respect to matters of University governance and policy. You will report to the CEO of Capella Education Company with respect to Corporate related matters. This offer is contingent upon approval by the Board of Capella University meeting with you and making the actual appointment, and completion of your references. We are excited about the opportunities you will have to positively impact our organization.

BASE COMPENSATION: You will be paid on a bi-weekly basis an amount that would be $200,000 when annualized. It is our practice to review an individual's compensation and performance annually on the employment anniversary date. Additional compensation terms for this position are as follows:

ANNUAL INCENTIVE COMPENSATION POTENTIAL: In addition to your salary, you will be eligible to earn an annual incentive compensation award targeted at 40% of your base salary. The details of the incentive compensation program will be specified in an annual award plan. All terms and conditions of the Plan will apply, including the provision that you are an active employee at the time the incentive is normally awarded. A summary Plan document is included for your review.

STOCK OPTION GRANT: You will be granted options to purchase 75,000 shares of Capella Education Company common stock with an exercise price of $14.25 per share, exercisable over 10 years. The terms of the stock option grant will be specified in a definitive stock option agreement (the "Stock Option Agreement") which will provide that the right to exercise options to purchase 18,750 shares will vest on each of your first four anniversary dates of your initial employment with the Company. The Stock Option Agreement will also provide for immediate acceleration of the vesting of your stock option rights if, within the period required for full vesting of your stock option exercise rights, (1) there is a change of control of the ownership of the Company as defined in the Stock Option Agreement, and (2) within such period your employment is terminated or your job is adversely affected by such changes as a reduction in responsibility or compensation or a relocation of the job.

You will also participate in an annual grant award program beginning July 1 following two years of employment with the company. The specific amount of the grant is based on your position and base compensation using a multiple of pay formula, and calculated using the Black Sholes valuation based on the market price at the time of the grant.

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Dr. Mike Offerman
Letter of Employment
April 16, 2001
Page 2

CONFIDENTIALITY AND NON-COMPETE AGREEMENT: Capella will prepare a
Confidentiality and Non-Compete Agreement ("Agreement") which is a standard requirement for key officer positions of the company.

With our growing leadership position in the market, the Company has a great opportunity to build national recognition of the Capella brand as the brand of choice in the elearning market.

However, Capella expects increasing competition from for-profit and not-for profit organizations in the rapidly growing elearning market. Capella believes it is essential to take certain steps, including the execution of Non-Compete and Confidentiality Agreements for certain key positions, in order to protect the legitimate business interests of the company and to ensure the security and confidentiality of the company's customers, pricing, sales strategy, and technology.

The Agreement will contain a provision that will entitle you to 12 months base salary if you leave the company for any reason other than termination for Cause and are unable to find suitable employment as a direct result of the restrictions imposed by the Non-Compete Agreement with Capella. In the event you are involuntarily terminated for any reason other than cause, the following severance benefits will apply: (i) If such termination occurs within the first 12 months of the date of your first employment with Capella, your severance benefit will consist of 12 months base salary. (ii) If such termination occurs after the first anniversary date of your employment, your severance benefit will consist of 6 months base salary. If such termination for reason other than cause occurs in the timeframe specified in this subparagraph (ii)(i.e. after you have been employed by Capella for more than 12 months) and you are unable to find suitable employment as a direct result of the restrictions imposed by the noncompete agreement with Capella, you will be entitled to a monthly severance benefit equal to the lesser of 12 months or the time which it takes you to secure suitable employment, provided that in no event will such severance entitlement be less than 6 months. For the purposes of this paragraph "Cause" means: i) your commission of a crime or other act that could materially damage the reputation of Capella; ii) your theft, misappropriation, or embezzlement of Capella property; iii) your falsification of records maintained by Capella; or
iv) your failure substantially to perform the material duties of your Capella employment, which failure is not cured within 30 days after written notice from the CEO specifying the act of non-performance.

Capella will also agree to provide outplacement assistance in the event you are terminated for any reason other than cause.

BENEFIT PLANS: The following will summarize the current benefit plans, for which you would be eligible as a full-time employee. I have also enclosed a more detailed summary for your review.

Medical/Dental - Subject to a 30 day waiting period, you will be eligible to participate in the company's medical plan. The plan is administered through Medica. The company will pay 100% of your medical premium. The company will contribute 70% of the cost of the dental coverage.

Life Insurance - The company provides paid life insurance in the amount of 1X salary. You may also elect to purchase additional coverage for yourself, spouse and/or dependents.

Disability Benefits - The company offers short and long-term disability benefits. The short-term disability coverage provides salary replacement for up to 26 weeks of disability. The amount and length of coverage is based upon length of service with the company. This benefit is paid for by the company.

                                                                               2
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Dr. Mike Offerman
Letter of Employment
April 16, 2001
Page 3

You may elect to purchase long-term disability coverage. The Plan replaces up to 60% of your salary as long as you are eligible for disability benefits under the Plan. The company pays 50% of the cost of this plan.

Cafeteria Plan - This plan allows you to pay for medical premiums, unreimbursed medical and child care expenses from pre-tax dollars. You would be eligible for this plan at the same time you are eligible for the medical insurance.

401K Retirement Plan - Under this plan, you may contribute up to 15% of your eligible compensation on a pre-tax basis up to IRS limits. You are eligible to participate in this plan immediately upon your employment with the company.

ESOP - The Company will also make an annual contribution to the ESOP up to 3% of eligible compensation in the form of company stock. Employer contributions made in your first three years with Capella will vest at the end of your third "year of service" as defined in the Plan document. Employer contributions made after the end of your third year of service will vest immediately.

Other benefits - You would earn 4 weeks of vacation per year, 10 paid holidays and up to 7 sick days allowed per year. Additionally, you would be eligible to receive one "life maintenance" day per year. As per policy, use this personal day as and when you wish.

You will be provided with company paid parking in a designated garage facility.

Relocation - The company will provide relocation benefits as outlined in the enclosed summary document.

Mike, I am delighted to offer you this opportunity to join the Capella organization. We are impressed with the knowledge and talent you bring to our organization and are confident you will make a significant contribution to our future success.

Please indicate your acceptance of this offer by signing below and returning one copy to me.

Sincerely,

/s/ Stephen Shank

Stephen Shank
Chairman and CEO

                                        Acceptance: /s/ Michael J. Offerman
                                                    ----------------------------

                                        Date:       April 17, 2001

SS:br

Enclosures

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                                                                   EXHIBIT 10.18

                                       [CAPELLA EDUCATION COMPANY LETTERHEAD]
To:      Mike Offerman

From:    Steve Shank /s/ S. Shank

Date:    November 10, 2003

Re:      New Role

I am pleased to offer you the position of senior vice president and chief executive officer of Capella University with the additional responsibilities we have discussed. This memo confirms the compensation and benefits details of your position.

SALARY: In this position you will be paid on a bi-weekly basis an amount that will equal $240,000 when annualized. The effective date of this salary change will be November 2.

SALARY REVIEW DATE: You will be eligible for a performance and salary review February 1, 2004.

INCENTIVE COMPENSATION: There will be no change in your annual incentive compensation award target of 40% of your annual earnings, or your annual option grant salary multiple of 60%.

OTHER BENEFITS:  All other benefits will remain the same.

Mike, I am pleased to be able to offer you this opportunity to expand your role and impact on the organization. I am confident you will continue to make a valuable contribution to the company's success in this important position.